Elizabeth Arden
                     [Company Red Door Logo]


** FOR IMMEDIATE RELEASE **

ELIZABETH ARDEN, INC. REPORTS SIGNIFICANTLY IMPROVED SECOND QUARTER
                             RESULTS
                   ----------------------------
                 *  Company's Net Sales Up 11% *
            * EBITDA Up 103%; Exceeds Prior Guidance *
-----------------------------------------------------------------------------

     Miami, Florida (September 4, 2002) -- Elizabeth Arden, Inc. (NASDAQ:
RDEN), a leading global prestige fragrance and beauty products company, today reported its second consecutive quarter of significantly improved financial results for fiscal 2003.

SECOND QUARTER RESULTS

     Net sales increased 11% to $127.2 million for the second quarter of fiscal 2003 compared with $114.9 million in the second quarter of fiscal 2002. Sales growth was driven by strong performance in the "open sell" program, an innovative marketing program for mass and mid-tier retailers, new product launches and the addition of certain popular distribution brands, partially offset by soft Mother's Day and Father's Day sell-through and reduced sales associated with fewer prestige department store doors. Gross profit increased 40% to $48.5 million, for a gross margin of 38%, compared with gross profit of $34.5 million, for a gross margin of 30%, in the prior year period. The gross margin increase is a result of an inventory charge recorded in the prior year period and the sell-through of the "high cost" Elizabeth Arden inventory which impacted fiscal 2002 results, offset by changes in the sales mix. Selling, general and administrative expenses decreased to $47.8 million, or 38% of net sales, compared with $54.6 million, or 48% of net sales, for the same period last year, reflecting the restructuring of certain international operations, a reduction in overhead expenses and a favorable impact from foreign exchange rates.

     EBITDA (earnings before interest, taxes, depreciation, and amortization) for the second quarter was $697,000, exceeding the Company's previously provided guidance for the quarter of a loss of $5.0 million to breakeven and significantly higher than the EBITDA loss of $20.1 million in the second quarter of fiscal 2002. The net loss attributable to common shareholders of $11.0 million (loss of $0.62 per diluted share) was a notable improvement over a net loss of $26.8 million (loss of $1.53 per diluted share) for the same period last year, and also exceeded the analysts' consensus estimate of a loss of $0.82 per diluted share.

     As of July 27, 2002, inventories were $245.0 million, 9% below the prior fiscal year's level of $268.4 million. Short-term borrowings totaled $74.0 million at the end of the quarter, compared to $93.6 million at the end of the second quarter of the prior fiscal year, with approximately $51 million of availability under the Company's revolving credit facility.

FIRST HALF RESULTS

      Net sales for the first six months of fiscal 2003 increased 13% to $267.5 million compared with $237.7 million for the same period of the prior fiscal year. Gross profit increased 30% to $102.6 million, for a gross margin of 38%, compared with gross profit of $79 million, for a gross margin of 33%, in the prior year period. Selling, general and administrative expenses decreased to $101.7 million, or 38% of net sales, compared with $109.3 million, or 46% of net sales, for the same period last year. EBITDA for the six-month period increased 103% to $973,000, significantly better than the EBITDA loss of $30.1 million for the same period last year.

     E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We are very pleased with our second quarter results. We not only posted a 13% growth in sales for the first half of this year, but also achieved a significant improvement in EBITDA for the second consecutive quarter, despite the difficult retail environment. We have efficiently reduced working capital and improved our liquidity despite the increase in sales year to date and an anticipated similar increase in sales for the full year. The $30 million improvement in EBITDA for the first half of this year reflects the normalized operating performance of the integrated Elizabeth Arden business and positions the Company for significantly improved financial performance for fiscal 2003.

      We are also very pleased with the continued strong performance we are achieving with the "open sell" program and are currently testing the program with several additional customers. Our new marketing initiatives are also resulting in increased sales."

       Mr. Beattie added, "The second quarter was also exciting from a new product and marketing perspective. As planned, this summer we introduced our new Arden fragrance ardenbeauty and launched the supporting brand image campaign "Open for Beauty" featuring Catherine Zeta-Jones, both to a very positive reception. In addition, our new Elizabeth Taylor fragrance, Forever Elizabeth, will ship to stores this month. While it is early, we are optimistic about the ultimate impact of our new fragrance brands and marketing campaign."

OUTLOOK FOR FISCAL 2003

       The Company reiterates its previous guidance for fiscal 2003 of estimated net sales of $735 million to $775 million, gross margin of 42-44% and estimated EBITDA of $95 million to $105 million. With respect to the third quarter, the Company estimates net sales of $320 million to $330 million and EBITDA ranging from $75 million to $80 million, compared with net sales of $286 million and EBITDA of $70 million for the third quarter of fiscal 2002.

      Mr. Beattie concluded, "We are encouraged by the performance of the first half of fiscal 2003 and remain optimistic about the balance of the year. Although we continue to operate in a difficult and uncertain economic environment, particularly with respect to U.S. department stores and certain international markets, we remain comfortable with our previously provided guidance for this fiscal year. We are enthusiastic about the direction of our business and believe we are well positioned to achieve the growth and performance goals we have established."

      Elizabeth Arden is a leading global marketer and manufacturer of prestige fragrances and beauty products. The Company's portfolio of leading brands includes the fragrance brands Red Door, Elizabeth Arden green tea, 5th Avenue, ardenbeauty, Elizabeth Taylor's White Diamonds, Passion and Forever Elizabeth, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, Unbound, PS Fine Cologne for Men, Design and Wings by Giorgio Beverly Hills; the Elizabeth Arden skin care line including Ceramides and Millenium; and the Elizabeth Arden cosmetics line.


Company Contact:    Marcey Becker, Senior Vice President, Finance
                    (203) 462-5809

Investor Contact:   Cara O'Brien/Priya Akhoury
                    Morgen-Walke Associates
                    (212) 850-5600

Press Contact:      Laura Novak
                    Morgen-Walke Associates
                    (212) 850-5600



"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including: the substantial indebtedness and debt obligations of the Company; the Company's ability to successfully and cost-effectively integrate acquired businesses and other acquired companies and new brands into the Company; the absence of contracts with customers or suppliers and the Company's ability to maintain and develop relationships with customers and suppliers; the Company's ability to retain key personnel; the Company's ability to launch new products and implement its growth strategy; risks of international operations; supply constraints or difficulties; the impact of competitive products and pricing; changes in the retail fragrance and cosmetic industries; the effect of business and economic conditions; and other risks and uncertainties. More detailed information about these factors is included from time to time in reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company assumes no responsibility to update or revise forward-looking statements contained herein to reflect events or circumstances following the date hereof.



                   (Financial Tables To Follow)

              ELIZABETH ARDEN, INC. AND SUBSIDIARIES

                CONSOLIDATED INCOME STATEMENT DATA
                           (Unaudited)
      (In thousands, except percentages and per share data)

                              Three Months Ended        Six Months Ended
                             July 27,     July 28,    July 27,     July 28,
                               2002         2001       2002          2001
                             --------     --------    --------     --------
Net Sales                    $127,186     $114,858    $267,470     $237,695
Cost of Sales                  78,723       80,322     164,838      158,443
                             --------     --------    --------     --------
Gross Profit                   48,463       34,536     102,632       79,252
Gross Profit Percentage (a)      38.1%        30.1%       38.4%        33.3%
Selling, General and
 Administrative Expenses       47,767       54,639     101,660      109,339
Depreciation and
 Amortization                   6,038        7,703      11,406       15,136
                             --------     --------    --------     --------
Total Operating Expenses       53,805       62,342     113,066      124,475

Interest Expense, Net         (10,651)     (11,549)    (21,055)     (22,681)
Other Income (Expense)            160            9         141           28

Loss Before Income Taxes      (15,833)     (39,346)    (31,348)     (67,876)
Income Taxes                   (5,699)     (13,360)    (11,285)     (23,756)
                             --------     --------    --------     --------
Net Loss                      (10,134)     (25,986)    (20,063)     (44,120)
                             --------     --------    --------     --------
Accretion and Dividend on
 Preferred Stock                  914          833       1,827        1,667
Net Loss Attributable to
 Common Shareholders         $(11,048)    $(26,819)   $(21,890)    $(45,787)
                             ========     ========    ========     ========

Basic Loss Per Share         $  (0.62)    $  (1.53)   $  (1.24)    $  (2.70)
Diluted Loss Per Share       $  (0.62)    $  (1.53)   $  (1.24)    $  (2.70)

Basic Shares                   17,719       17,497      17,716       16,969
Diluted Shares                 23,356       23,325      23,001       22,762

EBITDA                       $    697     $(20,104)   $    973     $(30,088)
EBITDA Percentage (a)             0.5%       (17.5)%       0.4%       (12.7)%

--------------------------
(a) Based on the percentages of net sales for the periods.


                             - more -

             ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                CONSOLIDATED BALANCE SHEET DATA
              (Unaudited except January 31, 2002)
                         (In thousands)

                                     --------------- As of ---------------
                                      July 27,    January 31,    July 28,
                                        2002         2002          2001
                                      --------    -----------    --------
Cash                                  $ 15,750     $ 15,913      $ 26,888
Accounts Receivable, Net               110,300       79,720        97,302
Inventories                            245,027      192,736       268,356
Property and Equipment, Net             36,863       38,268        39,413
Brand Licenses and Trademarks, Net     206,928      212,011       218,537
Total Assets                           681,216      596,765       711,882
Short-Term Debt                         74,000        7,700        93,615
Current Liabilities                    243,229      138,421       274,998
Long-Term Liabilities                  331,894      334,430       328,531
Total Debt                             400,030      336,133       422,292
Preferred Stock                         13,807       11,980        10,208
Shareholders' Equity                    92,286      111,934        98,145
Working Capital                        174,059      190,290       154,272

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